Exhibit 99.1

News Release

Contact: Mike Majors	—	3700 S. Stonebridge Drive	—	NYSE Symbol: TMK
972-569-3627		McKinney, Texas 75070

TORCHMARK CORPORATION REPORTS

FIRST QUARTER 2013 RESULTS

McKinney, TX, April 23, 2013—Torchmark Corporation (NYSE: TMK) reported today that for the quarter ended March 31, 2013, net income was $1.27 per share, compared with $1.17 per share for the year-ago quarter. Net operating income for the quarter was $1.39 per share, compared with $1.27 per share for the year-ago quarter.

Reconciliations between net income and net operating income, GAAP ROE and management ROE, and GAAP book value and management book value are shown in the Financial Summary below.

HIGHLIGHTS:

•	Net operating income per share increased 9% over the year-ago quarter.

•	ROE (excluding net unrealized gains on fixed maturities) was 15.6%.

•	Book value per share (excluding net unrealized gains on fixed maturities) increased 10% over the year-ago quarter.

•	American Income agent count was up 10% over the year-ago quarter and up 8% during the quarter.

•	1.6 million shares of common stock were repurchased.

FINANCIAL SUMMARY

Net operating income, a non-GAAP financial measure, has long been consistently used by Torchmark’s management to evaluate the operating performance of the Company, and is a measure commonly used in the life insurance industry. It differs from net income primarily because it excludes certain non-operating items such as realized investment gains and losses and nonrecurring items which are included in net income. Management believes that an analysis of net operating income is important in understanding the profitability and operating trends of the Company’s business.

	Financial Summary
	(dollars in millions, except per share data)
	Per Share Quarter Ended March 31,		%	Quarter Ended March 31,		%
	2013	2012	Chg.	2013	2012	Chg.
Insurance underwriting income*	$1.57	$1.33	18	$148.6	$134.5	11
Excess investment income*	0.59	0.63	(6)	55.6	63.7	(13)
Parent company expense	(0.02)	(0.02)		(2.1)	(1.9)
Income tax	(0.70)	(0.64)	9	(66.4)	(64.3)	3
Stock option expense, net of tax	(0.04)	(0.04)		(4.1)	(3.7)

Net operating income	$1.39	$1.27	9	$131.6	$128.3	3

Reconciling items, net of tax:
Realized gains (losses) on investments	(0.04)	0.03		(3.8)	3.3
Medicare Part D adjustment	(0.09)	(0.13)		(8.2)	(12.9)

Net income	$1.27	$1.17		$119.6	$118.7

Weighted average diluted shares outstanding (000)	94,570	101,260

*	See definitions in the following sections and in the Torchmark 2012 SEC Form 10-K.

Note: tables in this news release may not foot due to rounding.

	Financial Summary, continued Management vs. GAAP Measures (dollars in millions, except per share data)
	Management (excluding the Revaluation Adj.**)		Revaluation Adjustment**		GAAP
	at March 31,		at March 31,		at March 31,
	2013	2012	2013	2012	2013	2012

Q1 Net income as a ROE	—	—			11.0%	12.3%
Q1 Net operating income as a ROE	15.6%	15.8%			—	—

Shareholders’ equity	$3,376	$3,282	$929	$552	$4,305	$3,834
Book value per share	$35.98	$32.70	$9.90	$5.49	$45.88	$38.19

**	Accounting guidance (ASC-820, which includes guidance formerly set forth in FAS 115) requires a revaluation adjustment of fixed maturities available for sale to fair value. Without the revaluation adjustment, these assets would be reported at amortized cost. ROE is calculated using average shareholders’ equity for a given period.

INSURANCE OPERATIONS – comparing the first quarter 2013 with first quarter 2012:

Life insurance accounted for 69% of the Company’s insurance underwriting margin for the quarter and 61% of total premium revenue.

Health insurance, excluding Medicare Part D, accounted for 26% of Torchmark’s insurance underwriting margin for the quarter and 29% of total premium revenue. Medicare Part D accounted for 4% of insurance underwriting margin and 10% of total premium revenue.

Net sales of life insurance decreased 4%, while health sales, excluding Medicare Part D, increased 57%. The increase in health sales is attributable to the addition of Family Heritage.

Insurance Premium Revenue

	Insurance Premium Revenue (dollars in millions)
	Quarter Ended March 31, 2013	Quarter Ended March 31, 2012	% Chg.

Life insurance	$470.8	$451.9	4
Health insurance - excluding Medicare Part D	221.5	180.6	23
Health - Medicare Part D	76.7	74.1	4
Annuity	0.1	0.2

Total	$769.2	$706.7	9

Insurance Underwriting Income

Insurance underwriting margin is management’s measure of profitability of its life, health and annuity segments’ underwriting performance, and consists of premiums less policy obligations, commissions and other acquisition expenses.

Insurance underwriting income is the sum of the insurance underwriting margins of the life, health and annuity segments, plus other income, less insurance administrative expenses. It excludes the investment segment, parent company expense and income taxes.

	Insurance Underwriting Income (dollars in millions, except per share data)
	Quarter Ended Mar. 31, 2013	% of Premium	Quarter Ended Mar. 31, 2012	% of Premium	% Chg.
Insurance underwriting margins:
Life	$133.1	28	$126.1	28	6
Health	49.9	23	39.8	22	25
Health - Medicare Part D	8.1	11	7.9	11	2
Annuity	1.0		0.9

	192.0		174.7
Other income	0.5		0.4
Administrative expenses	(43.9)		(40.6)

Insurance underwriting income	$148.6		$134.5
Per share	$1.57		$1.33

Insurance Results by Distribution Channels

Total premiums, underwriting margins, first-year collected premiums and net sales by all distribution channels are shown at www.torchmarkcorp.com on the Investor Relations page at Financial Reports.

American Income Agency was Torchmark’s leading contributor to total underwriting margin ($65 million), on premium revenue of $194 million. Life premiums of $174 million were up 9% and life insurance underwriting margin of $56 million was up 7%. As a percentage of life premiums, life underwriting margin was 32%, same as the year-ago quarter and the highest of the major life distribution channels at Torchmark. Producing agents grew to 5,612, up 10% from a year ago, and up 8% during the quarter. Net life sales were $38 million, down 3%.

Direct Response was Torchmark’s second leading contributor to total underwriting margin ($41 million), on premium revenue of $183 million. Life premiums of $168 million were up 4% and the life underwriting margin was $39 million, up 1%. As a percentage of life premiums, life underwriting margin was 23%, down from 24%. Net life sales were $37 million, down 5%.

LNL Agency was Torchmark’s third leading contributor to total underwriting margin ($34 million), on premium revenue of $133 million. Life premiums of $70 million were down 2% but life underwriting margin of $19 million was up 10%. As a percentage of life premiums, life underwriting margin was 28%, up from 25%. Net life sales for the LNL Agency were $7 million, down 4%.

LNL Agency was Torchmark’s second leading contributor to health underwriting margin ($14 million), on health premiums of $63 million. Health underwriting margin as a percentage of health premiums was 23%, up from 20%. Net health sales for the LNL Agency were $3 million, down 13%.

LNL Agency’s producing agent count was 1,375, up 8% over a year ago, but down 3% during the quarter.

Family Heritage Agency was acquired by Torchmark on November 1, 2012. FHL contributed health underwriting margin of $9 million on health premiums of $46 million, and health underwriting margin as a percentage of health premiums was 20%. Net health sales were $11 million. Producing agents grew to 729 from 702 at December 31, 2012.

UA Independent Agency was Torchmark’s leading contributor to health underwriting margin ($15 million), on health premiums of $78 million. Health underwriting margin as a percentage of premiums was 20%, same as the year-ago quarter. Net health sales were $7 million, down 15%.

Medicare Part D Prescription Drug Plan is distributed by Direct Response and the UA agency. First quarter 2013 premium revenue was $77 million, up 4%. Underwriting margin for first quarter 2013 was $8 million, up 2%. Net sales were $9 million, down 65%.

For GAAP reporting, Medicare Part D premiums are recognized evenly throughout the year when they become due, and benefit costs are recognized when the costs are incurred. Due to the design of the product, premiums are evenly distributed throughout the year, but benefit costs are higher earlier in the year. As a result, under GAAP, benefit costs can exceed premiums in the first part of the year but be less than premiums during the remainder of the year. For net operating income purposes, Torchmark defers excess benefits incurred in earlier interim periods to later periods in order to more closely match the benefit cost with the associated revenue. For the full year, the total premiums and benefits are the same under this alternative method as they are under GAAP. The Company reports this difference between GAAP and management’s non-GAAP disclosures, net of tax, as a reconciling item for the interim periods in the Financial Summary shown on page 2 of this release. A chart reconciling the Company’s non-GAAP financial presentation to a GAAP presentation may be viewed on the Company’s website at www.torchmarkcorp.com on the Investor Relations page at Financial Reports.

Administrative Expenses were $44 million, up 8% from the year-ago quarter primarily due to the addition of Family Heritage. The ratio of administrative expenses to premiums was approximately the same as the year-ago quarter.

INVESTMENTS

Excess Investment Income – comparing the first quarter 2013 with the first quarter 2012:

Management uses excess investment income as the measure to evaluate the performance of the investment segment. It is net investment income reduced by required interest. Required interest includes interest related to net policy liabilities and interest on debt.

	Quarter Ended March 31,
	(dollars in millions, except per share data)
	2013	2012	% Chg.

Net investment income	$183.0	$179.6	2

Required interest:
Interest on net policy liabilities	106.6	96.4	11
Interest on debt	20.9	19.6	6

Total required interest	127.4	116.0	10

Excess investment income	$55.6	$63.7	(13)
Per share	$0.59	$0.63	(6)

Net investment income increased 2% while average invested assets increased 11%. This is due primarily to lower new money yields and the addition of the lower-yielding Family Heritage portfolio. Required interest on net policy liabilities increased 11%, in line with the 12% increase in average liabilities.

Investment Portfolio

The composition of the investment portfolio at March 31, 2013 is as follows:

	Invested Assets
	(dollars in millions)
	$	% of Total

Fixed maturities (at amortized cost)	$12,120	95
Equities	1	0
Mortgage loans	1	0
Policy loans	428	3
Other long-term investments	15	0
Short-term investments	176	1

Total	$12,740	100%

Fixed maturities at amortized cost by asset class are as follows:

	Fixed Maturities (dollars in millions)
	Investment Grade	Below Investment Grade	Total

Corporate bonds	$9,276	$319	$9,595
Redeemable preferred stock:
U.S.	390	189	579
Foreign	80		80
Municipal	1,272		1,272
Government-sponsored enterprises	354		354
Government and agencies	129		129
Collateralized debt obligations		65	65
Residential mortgage-backed securities	12		12
Other asset-backed securities	33		33

Total	$11,547	$573	$12,120

The market value of Torchmark’s fixed maturity portfolio was $13.6 billion; $1.5 billion higher than amortized cost of $12.1 billion. The $1.5 billion of net unrealized gains compares to $1.6 billion at December 31, 2012. Net unrealized gains were comprised of gross unrealized gains of $1.6 billion and gross unrealized losses of $111 million.

The investment portfolio contains no securities backed by sub-prime mortgages. Torchmark has no counterparty risk as it is not a party to any credit default swaps or other derivatives contracts and does not participate in securities lending.

At amortized cost, 95% of fixed maturities (96% at market value) were rated “investment grade.”

The fixed maturity portfolio earned an annual effective yield of 6.00% during the first quarter of 2013, compared to 6.47% in the year-ago quarter, reflecting the effect of calls of bank hybrid fixed maturities in the third quarter of 2012 and the addition of the lower yielding Family Heritage portfolio.

Acquisitions of fixed maturity investments during the quarter totaled $387 million at cost. Comparable information for acquisitions of fixed maturity investments is as follows:

	Quarter Ended March 31,
	2013	2012

Average annual effective yield	4.3%	4.8%
Average rating	BBB+	A-
Average life (in years) to:
First call	26.4	29.7
Maturity	26.7	29.9

SHARE REPURCHASE – during the quarter ended March 31, 2013:

During the quarter, the Company repurchased 1.6 million shares of Torchmark Corporation common stock at a total cost of $90.0 million at an average price per share of $56.11.

LIQUIDITY/CAPITAL:

Torchmark’s operations consist primarily of writing basic protection life and supplemental health insurance policies which generate strong and stable cash flows.

Capital at the insurance companies is sufficient to support current operations. In addition, the parent company had $156 million of liquid assets at March 31, 2013.

EARNINGS GUIDANCE FOR THE YEAR ENDING DECEMBER 31, 2013:

Torchmark projects that for the year ending December 31, 2013, net operating income per share will range from $5.50 to $5.75.

OTHER FINANCIAL INFORMATION:

More detailed financial information including various GAAP and Non-GAAP ratios and financial measurements are located at www.torchmarkcorp.com on the Investor Relations page under “Financial Reports and Other Financial Information.”

CAUTION REGARDING FORWARD-LOOKING STATEMENTS:

This press release may contain forward-looking statements within the meaning of the federal securities laws. These prospective statements reflect management’s current expectations, but are not guarantees of future performance. Accordingly, please refer to Torchmark’s cautionary statement regarding forward-looking statements, and the business environment in which the Company operates, contained in the Company’s Form 10-K for the year ended December 31, 2012, and any subsequent Forms 10-Q on file with the Securities and Exchange Commission and on the Company’s website at www.torchmarkcorp.com on the Investor Relations page. Torchmark specifically disclaims any obligation to update or revise any forward-looking statement because of new information, future developments or otherwise.

EARNINGS RELEASE CONFERENCE CALL WEBCAST:

Torchmark will provide a live audio webcast of its first quarter 2013 earnings release conference call with financial analysts at 11:00 a.m. (Eastern) tomorrow, April 24, 2013. Access to the live webcast and replay will be available at www.torchmarkcorp.com on the Investor Relations page, at the Conference Calls on the Web icon. Immediately following this press release, supplemental financial reports will be available before the conference call on the Investor Relations page menu of the Torchmark website at “Financial Reports and Other Financial Information.”

For additional information contact:	Mike Majors
Vice President, Investor Relations
Torchmark Corporation
3700 South Stonebridge Dr.
P. O. Box 8080
McKinney, Texas 75070-8080
Phone: 972/569-3627
tmkir@torchmarkcorp.com
Website: www.torchmarkcorp.com